Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made this     day of         , 2016, by and between MainSource Bank (“Employer” or “Bank”) and Mark T. Reitzes (“Employee”) (collectively referred to as the “Parties”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of November 23, 2015 (the “Agreement”), between MainSource Financial Group, Inc. (“MainSource”) and Cheviot Financial Corp. (“Cheviot”), Cheviot has agreed to merge with and into MainSource, and the wholly-owned subsidiary of Cheviot, Cheviot Savings Bank (“Cheviot Bank”), has simultaneously agreed to merge with and into the Bank (collectively, these transactions are referred to as the “Merger”).

WHEREAS, prior to the Merger, Employee was an employee of Cheviot Bank, and immediately following the Merger, Employee has agreed to be an employee of the Bank.

WHEREAS, pursuant to the Agreement, and as a condition precedent to MainSource’s obligation to consummate the transaction which is contemplated by the Agreement, Employee and the Bank have agreed to execute and deliver an employment agreement upon substantially the terms set forth herein.

WHEREAS, the Parties wish to enter into this Agreement to set forth the terms and conditions of Employee’s employment by Employer, to address certain matters related to Employee’s employment with Employer, and to restrict certain activities by Employee that the Parties acknowledge and agree would constitute unreasonable and unfair solicitation and detract from Employee’s loyalty and commitment to Employer.

NOW, THEREFORE, in consideration of these promises and the Parties’ material covenants, representations, and warranties made herein, the Parties agree as follows:

SECTION 1.  EMPLOYMENT; TERM

A.                                    Employment.  Commencing on the date of the Merger (the “Effective Date”), Employer wishes to employ Employee and Employee accepts employment, in Hamilton County, Ohio, as Senior Vice President and Market Executive for the term of this Agreement.

B.                                    Term.  Unless terminated earlier in accordance with this Agreement, the term of Employee’s employment shall be for a period of one (1) year, commencing on the Effective Date.  After the expiration of the Term, the Employee and the Bank understand that the Employee’s employment shall be “at-will,” meaning that the Bank or the Employee, or both, may terminate the employment relationship at any time and for any reason with or without notice, unless the Parties otherwise agree in writing.

C.                                    Termination.  Unless terminated earlier in accordance with this Agreement, and subject to the respective continuing obligations of the Parties as set forth herein, Employee’s employment by Employer may be terminated prior to the expiration of the Term of this Agreement as follows:

(1)                                 Termination for Cause.  Employee’s employment may be terminated by Employer upon a showing of Cause.  Employer will provide Employee with a notice of termination informing Employee of his termination pursuant to this provision.  “Cause” shall be defined for the purposes of this Agreement as being:

(a)                                 Employee’s act or omission in the performance of his duties which reasonably constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, including, but not limited to the willful violation of Employer’s articles of incorporation, bylaws, policies, or directives and which is directly adverse and detrimental to Employer’s best interests, as determined by a majority vote of the Board of Employer;

(b)                                 Employee’s act that constitutes a felony (other than traffic related and driving offenses) under the laws of the State of Ohio or the United States, upon conviction of the same;

(c)                                  Receipt by the Employer of a written requirement or directive to terminate the employment of Employee from a federal or state regulatory agency having jurisdiction over the Employer.

A determination of whether Employee’s employment shall be terminated for Cause shall be made at a meeting of the Board of Directors of the Bank (the “Board”) called and held for such purpose, at which the Board makes a finding that in the good faith opinion of the Board an event set forth in clauses (a), (b), or (c) above has occurred and specifying the particulars thereof in detail.

(2)                                 Termination by Employee’s Death or Disability.  This Agreement shall expire upon the death or disability of Employee.

(a)                                 Pursuant to the authority of and to the extent permitted by applicable law, Employee shall be deemed to be “disabled” if he is unable to perform on a full-time basis the regular activities of employment for a period of: (i) six (6) consecutive months; or (ii) a total of 26 weeks during any 12-month period; provided that authorized vacations or other leaves of absence shall not be counted.  The determination of disabled status shall be made by a physician mutually agreed upon by both Employee and Employer.  Prior to termination under this subsection 1(C)(2), Employer shall consider and provide any reasonable accommodation that does not cause an undue hardship for Employer.

(b)                                 The date of disability shall be the date on which the earlier of the requirements stated in (i) or (ii) of Section 1(C)(2)(a) are satisfied.

(c)                                  Upon disability of Employee during the term of this Agreement, Employer shall continue to provide for 90 days, at its own expense, the same level of health insurance, and if applicable, life insurance, as was in effect at the time of Employee incurred a disability, and provide the benefit in Section 3(E) of this Agreement.

(3)                                 Voluntary Termination.  This Agreement may be terminated upon the giving of thirty (30) days’ notice by Employee to Employer.  However, in the event Employee terminates his employment under this provision, Employee shall continue to be bound by the provisions set forth in Section 4 of this Agreement.

SECTION 2.  COMPENSATION, BENEFITS AND EXPENSES

A.                                    Salary.  Employer shall pay Employee a salary of One Hundred Fifty Thousand Dollars ($150,000.00) annually (the “Base Salary”), payable in accordance with Employer’s payroll practices in effect from time to time.  The compensation set forth in this Section 2 otherwise may be adjusted from time to time by agreement of the Parties.

B.                                    Bonuses and Other Incentives.  Employee shall be eligible to participate in all bonus programs and other incentive programs if offered by Employer to similarly-situated employees from time to time, and shall be eligible for a bonus opportunity under such programs of 20-30% of Base Salary.

C.                                    Benefits.  Employee shall be entitled annually to personal time (PTO) and all other rights, benefits and privileges (including health insurance, retirement benefits or other fringe benefits) that Employer, in its sole discretion, may from time to time provide to employees of Employee’s classification.

D.                                    Effect of Termination on Salary and Benefits.  Except as otherwise provided herein, Employee’s Base Salary and benefits under this Section 2 shall terminate effective on the date of termination of Employee’s employment.

E.                                     Effect of Termination on Other Provisions.  This Agreement shall continue in effect upon and after the termination of Employee’s employment for any reason necessary to enforce the provisions of this Agreement which apply subsequent to any such termination, including, but not limited to, any provisions relating to confidentiality, non-solicitation, release or indemnification.

F.                                      Withholding Taxes.  Employer may withhold from all payments due to Employee (or his beneficiary or estate) hereunder all taxes that, by applicable federal, state, local or other law, Employer is required to withhold therefrom.

SECTION 3.  RETENTION PAYMENTS/EFFECT OF TERMINATION

A.                                    Retention Payment.  Subject to the terms and conditions of this Agreement, Employee is eligible for a retention payment of up to One Hundred Sixty-Eight Thousand Dollars ($168,000.00) less any withholdings therefrom under applicable federal, state, and/or local laws (“Retention Payment”).  The Retention Payment shall be paid in six (6) equal monthly installments during the first six months of this Agreement on the last regular payroll payment date of each month; provided that Employee is employed by the Employer on such payment date.  Except as provided in Section 3(D)(2) of this Agreement, Employee is not entitled to any partial or pro rata vesting in the event the Employee’s employment terminates prior to a monthly payment date.

B.                                    Effect of Breach of this Agreement.  In the event that the Employer has paid Employee all or any portion of the Retention Payment and a court of law or an arbitration panel later determines that the Employee breached Section 4 of this Agreement, the Employee agrees to repay to the Employer the Retention Payment that was paid to him by the Employer.  This remedy is in full satisfaction of such breach and the Employer agrees it will not seek other remedies or equitable relief.

C.                                    Character of Retention Payment.  The Retention Payment does not constitute “wages” within the meaning of Ohio’s wage claim statutes, including but without limitation Ohio Revised Code Section 4113.15.  Employee expressly acknowledges and agrees that the Employer shall have the right to withhold from the Retention Payment, all amounts necessary in order for the Employer or its affiliates to satisfy any withholding obligation it may have under applicable federal, state and local laws.  Except for the required withholdings from the Retention Payment, Employee agrees that he is responsible for paying all taxes that may be owed by him on any amounts paid under this Agreement.

D.                                    Termination by the Employer Without Cause or by the Employee for Good Reason.  If Employee’s employment under this Agreement is terminated (i) by Employer without Cause during the Term, or (ii) by the Employee for Good Reason, then Employee, or his heirs, successors, and/or assigns shall be entitled to receive the following payments and benefits from Employer:

(1)                                 Full payment of Employee’s Base Salary and all sums due by Employer to Employee, less all required withholdings, for the remaining period of the Term, with payment commencing on the first regularly scheduled payroll date made in the normal course of Employer’s payroll and continuing until the remainder of the Term; and

(2)                                 Payment of any unpaid portion of the Retention Payment, with payment commencing on the next regularly scheduled retention payment date and continuing until the Retention Payment has been paid in full; and

(3)                                 The Bank shall cause to be continued non-taxable health insurance, medical, vision and dental coverage substantially identical to the coverage maintained by the Bank for Employee prior to Employee’s termination, with the Employee responsible for his share of employee premiums, for eighteen (18) months following the termination of Employee’s employment.  If the Bank cannot provide one or more of the benefits set forth in this paragraph because Employee is no longer an employee, applicable rules and regulations prohibit such benefits or it would subject the Bank to penalties, then the Bank shall pay Employee a cash lump sum payment reasonably estimated to be equal to the value of the Bank’s share of the cost of the insurance coverage for eighteen (18) months or the value of the remaining cost at the time of such determination.  Such cash payment will be made on the Bank’s first payroll date immediately following the later of: (i) Employee’s date of termination, or (ii) the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(4)                                 The balance of any incentives which have been earned and not forfeited by Employee but which incentives have not been paid, less all required withholdings, as of Employee’s last day of employment with payment to be made on or before the last day of the fiscal quarter which ends after the date of termination or within ninety (90) days of Employee’s termination of employment, whichever is later.

(5)                                 For purposes of this Agreement, “Good Reason” shall mean a termination by the Employee based on the following:

(a) a material diminution in the Employee’s base salary as in effect on the date of this Agreement or as the same may be increased from time to time thereafter, or (b) a material diminution in the Employee’s authority, duties or responsibilities as in effect on the date of this Agreement,

(b) any material breach of this Agreement by the Bank, or

(c) an involuntary relocation of the Bank’s offices in which Employee is principally employed by more than 25 miles;

provided, however, that prior to any termination of employment for Good Reason, the Employee must first provide written notice to the Bank (or its successor) within sixty (60) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Employee.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Employee may deliver a notice of termination (in any form, including by e-mail) for Good Reason at any time within sixty (60) days following the expiration of such cure period.

E.                                     Upon Employee’s Death or Disability.  In the event of Employee’s termination due to death or disability, payment of Employee’s Base Salary shall continue through the date of termination and payment of any unpaid portion of the Retention Payment shall be paid in a lump sum within ten (10) business days of the date of such termination.  In addition, in the event of Employee’s termination due to disability, Employee shall receive the benefits in Section 1(C)(2)(c) of this Agreement.

F.                                      Upon Employee’s Voluntary Termination.  In the event of Employee’s voluntary termination pursuant to Subsection 1.C.(3), compensation provided for herein shall continue through the date of termination specified in Employee’s notice of termination.  The date of termination specified in any notice of termination pursuant to Subsection 1.C.(3) for voluntary termination shall be the date specified by Employee in such notice.

G.                                    Internal Revenue Code Section 409A.  Employer and Employee intend that all payments and benefits to be made to Employee hereunder will be provided or paid to Employee in compliance with all applicable provisions of Internal Revenue Code Section 409A (“Section 409A”) and the regulations issued thereunder, and the rulings, notice and other guidance issued by the Internal Revenue Service interpreting the same, and that this Agreement shall be construed and administered in accordance with such intent.  This Agreement may be modified to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Section 409A in connection with the benefits and payments to be provided or paid to Employee hereunder.  Any such modification shall maintain the original intent and benefit to Employer and Employee of the applicable provision of this Agreement, to maximum extent possible without violating Section 409A.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A.  Any payments hereunder that qualify for the “short-term deferral” or “involuntary separation pay” exception or another exception under Section 409A shall be paid under the applicable exception.  Notwithstanding anything in this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period.  If Employee dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of Employee’s estate within 60 days after the date of Employee’s death.  In no event shall Employee, directly or indirectly, designate the calendar year of any payment under this Agreement.

SECTION 4.  RESTRICTIVE COVENANTS

A.                                    Nonsolicitation.  Employee hereby covenants and agrees that during Employee’s employment with the Bank and its affiliates (which for purposes of this Agreement shall include MainSource, any subsidiaries of MainSource or the Bank, and any predecessors to the Bank, including Cheviot Savings Bank) (“Affiliates”) and for a twelve (12)-month period following the date of this Agreement, Employee agrees that he shall not, directly or indirectly, whether individually or as a partner, shareholder, officer, director, employee, independent representative, broker, agent, consultant or in any other capacity for any other individual, partnership, firm, corporation, company or other entity, engage in the following prohibited activities without prior written authorization from the Bank:

(i)                                     Solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any person who has worked for or in conjunction with the Bank or an Affiliate during the twelve (12)-month period preceding the termination of Employee’s employment, specifically including any consultant, employee, provider, or vendor used by the Employer or an Affiliate to reduce or terminate his, her or its relationship with the Bank or an Affiliate;

(ii)                                  Solicit or induce any person currently employed by or otherwise associated with the Bank or an Affiliate to terminate such employment or relationship;

(iii)                               Solicit or offer to solicit any Restricted Product or Service to any business account or customer of the Bank or an Affiliate who was a business account or customer of the Bank or an Affiliate during the twelve (12)-month period preceding the termination of Employee’s employment or about whom Employee obtained confidential information;

(iv)                              take willful action, directly or indirectly, to cause a third party to accept business from any business account or customer of the Employer or an Affiliate who was a business account or customer of the Employer or an Affiliate during the twelve (12)- month period preceding the termination of Employee’s employment, including, but not limited to, any business account or customer serviced or contacted by Employee, or for whom Employee had direct or indirect responsibility, on behalf of the Employer or an Affiliate within the twelve (12)-month period preceding the termination of Employee’s employment or about whom Employee obtained confidential information, when that business pertains to products or services which is a Restricted Product or Service; or

(v)                                 Otherwise willfully attempt to interfere with the Bank or an Affiliate’s business or its relationship with its customers, employees, or vendors.

B.                                    Definition.  For purposes of this Section:

(i)                                     “Restricted Product or Service” shall mean a product or service in development or design, or produced, marketed, sold, disseminated, offered or distributed by the Bank or an Affiliate at any time during the twelve (12)-month period preceding the termination of Employee’s employment.

C.                                    Adjustments and Extension of Restrictive Period. Should any covenant or restriction included in this Section be held to be unreasonable or unenforceable for any reason, including without limitation the temporal limitation or scope of activity covered by a restrictive covenant in Section 4 of this Agreement, then such provision or restriction shall be given effect and enforced to whatever extent would be reasonable and enforceable.  All remaining covenants and restrictions shall remain in full force and effect in accordance with the terms thereof.  If Employee is deemed to have breached any of the foregoing restrictive covenants by a court of law or an arbitration panel, Employee agrees that the restrictive period shall be automatically extended by a period of time equal to the period of such breach, measured from the date of the breach through the date of such determination.

D.                                    Survival of Obligations.  Employee and Employer agree that the Employee’s and Employer’s obligations contained in this Section shall survive the termination of Employee’s employment with the Bank, whether such termination is voluntary or involuntary.

E.                                     Reasonableness of Restrictions.  Employee hereby agrees and acknowledges that (i) the provisions of this Section are reasonable, and (ii) Employee has (A) read the foregoing provisions of this Section, and (B) been given ample time and opportunity to consult with counsel concerning the meaning and effect of this Section.

F.                                      Remedies.  Employee acknowledges and agrees that any actual or threatened breach of the foregoing provisions of this Agreement will cause harm to the Bank and/or its Affiliates and that it may be difficult to determine or adequately compensate the Bank and its Affiliates through monetary damages.  Accordingly, Employee hereby agrees that the Bank may seek a restraining order or other injunctive remedy to prevent or restrain such breach without the requirement to post or obtain a bond or other security.  Employee further agrees that the Bank shall be entitled to recover reasonable costs and attorneys’ fees incurred by it, in an amount not to exceed $75,000, to enforce the foregoing covenants and agreement if it is successful on the merits of the dispute in proving that the Employee breached the covenants and agreement in a court of law or in arbitration.  In the event the Company is not successful on the merits of such a dispute, the Employee shall be entitled to recover reasonable costs an attorneys’ fees incurred by him, in an amount not to exceed $75,000, in defending the dispute.  Employee further acknowledges that nothing contained herein shall be construed to prohibit or limit the Bank and its Affiliates from pursuing any other remedies, whether such remedies are contractual or arise at law or in equity.  In addition, no claim Employee may have against Employer shall limit or operate as a defense to Employer’s ability to enforce the terms of this Section 4, except if the Employer materially breaches this Agreement.

SECTION 5.  MISCELLANEOUS PROVISIONS

A.                                    Notices.  Unless otherwise agreed in writing by a party entitled to notice, all notices required by this Agreement shall be in writing and shall be deemed given when physically delivered to and acknowledged by receipt by a party or its duly authorized attorney or legal representative, or when deposited postage paid, by certified mail, addressed to the party at its principal business or residence as set forth in Employer’s records or as known to or reasonably ascertainable by the party required to give notice.

B.                                    General Rules of Construction.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all related rules and regulations unless the context requires otherwise.

C.                                    Meaning of Certain Words.  The word “including” shall mean “including without limitation.”

D.                                    Waivers.  No assent, express or implied, by any party to any breach or default under this Agreement shall constitute a waiver of or assent to any breach or default of any other provision of this Agreement or any breach or default of the same provision on any other occasion.

E.                                     Entire Agreement, Modification.  This Agreement, including all Whereas clauses, constitutes the entire agreement of the Parties concerning this subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both Parties.  This Agreement may not be amended without the written consent of the Employee and the Employer.

F.                                      Binding Effect; No Third-Party Beneficiaries.  This Agreement shall bind and benefit the Parties and their respective heirs, devisees, beneficiaries, grantees, donees, legal representatives, successors, and assigns.  Nothing in this Agreement shall be construed to confer any rights or benefits on third-party beneficiaries.

G.                                    Assignment.  Neither party may assign its interest in this Agreement without the other’s prior written consent; provided that Employer may assign its interest to another entity which it controls, is controlled by, or is under common control with.

H.                                   Captions.  Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.

I.                                        Severability.  If any provision of this Agreement is found in binding arbitration or by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the attempt shall first be made to read that provision in such a way as to make it valid and enforceable in light of the Parties’ apparent intent as evidenced by this Agreement.  If such a reading is impossible, the tribunal having jurisdiction may revise the provision in any reasonable manner, to the extent necessary to make it binding and enforceable.  If no such revision is possible, the offending provision shall be deemed stricken from the Agreement, and every other provision shall remain in full force and effect.

J.                                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

K.                                    Effect of Termination.  This Agreement shall continue in effect upon and after the termination of Employee’s employment for any reason to the extent necessary for the enforcement of any of its provisions that apply subsequent to any such termination.

L.                                     Forum.  All lawsuits, actions, and other proceedings arising from this Agreement or the transactions it contemplates shall be prosecuted in the appropriate court or arbitration panel in Hamilton County, Ohio and all Parties agree to both subject matter and in personam jurisdiction in that forum.

M.                                 Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Ohio without regard to the conflicts of law provisions therein.

N.                                    Parties’ Understanding of Agreement.  The Parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

O.                                    Survival.  Notwithstanding anything to the contrary in this Agreement, Employee understands and agrees that Employee shall continue to be bound by the provisions set forth in Section 4 of this Agreement in the event that this Agreement is terminated or expires or if Employee’s employment with Employer is terminated for any reason.

P.                                      Successors.  The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

SECTION 6.  REGULATORY OVERSIGHT

A.                                    Suspension.  If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, Employer shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

B.                                    Removal.  If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

C.                                    Default of Employer under the Federal Deposit Insurance Act.  If Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

D.                                    Safety and Soundness Matters.  All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer by order of any state or federal banking regulatory agency with supervision of Employer, unless stayed by appropriate proceedings, and Employer shall be under no obligation to perform any of its obligations hereunder if it is informed in writing by any state or federal banking regulatory agency with supervision of Employer that performance of its obligations would constitute an unsafe or unsound banking practice.

E.                                     12 USC § 1828(k) Compliance.  Notwithstanding anything herein to the contrary, any payments made to Employee pursuant to the Agreement, or otherwise, shall be subject to and conditional upon compliance with 12 USC §1828(k) and any regulation promulgated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as specified above.

MAINSOURCE BANK	Mark T. Reitzes
(Employer)	(Employee)

By:

Its:

Address	Address

City, State, Zip	City, State, Zip